Power of Attorney
(Limited to Execution of Section 16(a) Filings)

I, Ben C. Rodgers, do hereby constitute and appoint Kimberly O. Warnica, John D. Montanti, and Kyle Funderburk (each, an "Attorney" with full power to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all forms which are permitted or required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Forms") concerning my interest in securities issued by APA Corporation and/or my status with respect to APA Corporation. The Forms shall include, but are not limited to, Form IDs and any other documents necessary or appropriate to obtain codes and passwords enabling each Attorney to make electronic filings on my behalf with the SEC, and Forms 3, 4 and 5. I hereby ratify and confirm all that each such Attorney may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by APA Corporation.

This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 or 5 with respect to changes in my beneficial ownership of securities issued by APA Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 13th day of May 2025.

Ben C. Rodgers
Ben C. Rodgers

State of Texas §
§
County of Harris §

On this 13th day of May 2025, before me personally came Ben C. Rodgers, to me known, and acknowledged this instrument. Witness my hand and official seal.

Melissa Garcia
Notary Public in and for The State of Texas

SEAL

MELISSA GARCIA
Notary Public, State of Texas
Comm. Expires 02-08-2029
Notary ID 126405255

J:\SHARED\CorpSec\BOD\Section 16 POAs\Rodgers.2025.docx